Exhibit 23.5
Consent of BNA Subsidiaries, LLC
(d/b/a Pike & Fischer)
     To Whom it May Concern:
     We hereby consent to the use of our information, as properly attributed to us, in the registration statement on Form S-1 of CVR Partners, LP with respect to the following:
1.	Pricing data used to compile the chart entitled “Farm Belt UAN / Farm Belt Urea Price Premium — % Premium over Urea Nutrient Basis.”

2.	Pricing data used to compile the chart entitled “Historical U.S. Nitrogen Fertilizer Prices ($ per ton).”

3.	Pricing data used to compile the chart entitled “Premium of Southern Plains Ammonia and Corn Belt UAN to U.S. Gulf Coast Prices ($ per ton).”
Submitted by:
/s/ Jonathan Wentworth Ping_
Jonathan Wentworth Ping
Director, Licensing & Permissions
Pike & Fischer
Tel: (973) 718-4705
Fax: (973) 718-4799
December 14, 2010